Exhibit 2.2

February __, 2019

GTY Technology Holdings Inc.

1180 North Town Center Drive,

Suite 100

Las Vegas, Nevada 89144

Attn: Harry You

Re:	Payment of Amounts under the Merger Agreement

Reference is made to that certain Amended and Restated Agreement and Plan of Merger, dated as of December 28, 2018 (as amended by Amendment No. 1 to the Amended and Restated Agreement and Plan of Merger dated January 8, 2019, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among eCivis Inc., a Delaware corporation (the “Company”), GTY Technology Holdings Inc., a Cayman Islands exempted company (“GTY”), GTY EC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Kirk Fernandez, in his capacity as the eCivis Holders’ Representative. Capitalized terms used in this letter that are not otherwise defined have the meanings ascribed to them in the Merger Agreement.

The undersigned, being a holder of eCivis Shares immediately prior to the Merger, GTY and GTY Govtech, Inc., a Massachusetts corporation (“Holdings”), acknowledges that, subject to the terms of the Merger Agreement, at the Closing the undersigned will be entitled to receive an amount of cash equal to $[ __ ] which represents the undersigned’s Pro Rata Portion of the Cash Consideration (the “Closing Cash Payment”). The undersigned hereby acknowledges that all representations and warranties contained in the Letter of Transmittal executed by the undersigned shall be incorporated herein by reference.

The undersigned hereby irrevocably waives his, her or its right to receive the full amount of the Closing Cash Payment and agrees to receive (and GTY agrees to pay and Holdings agrees to issue) in full satisfaction of GTY’s payment obligations with respect to the undersigned’s Pro Rata Portion of the Cash Consideration, (i) an amount of cash equal to $____________________ (fill in cash amount to be received) and (ii): [ __ ] ________________ (fill in additional number of shares to be receive in lieu of cash assuming a price of $10.00 per share) common shares of Holdings (the “Redemption Shares”) which may be redeemed by Holdings at any time in its sole discretion for the Redemption Price.

For each Redemption Share that Holdings redeems from the undersigned pursuant to the preceding paragraph, Holdings shall simultaneously redeem four-tenths (4/10th) of a common share of Holdings then held by the undersigned (such shares, the “Additional Shares”); provided, that the number of Additional Shares redeemed by Holdings on any date shall be rounded down to the nearest whole number. By way of example only, if Holdings redeems 10,000 Redemption Shares from the undersigned at a Redemption Price of $10.00 per share, then it should simultaneously redeem 4,000 Additional Shares from the undersigned at a Redemption Price of $10.00 per share, such that the total number of shares redeemed by Holdings from the undersigned at such time shall be 14,000 and the aggregate Redemption Price for such shares shall be $140,000 (i.e., 14,000 x $10.00).

If Holdings has failed to redeem all of the Redemption Shares prior to the one-year anniversary of the Closing (the “First Anniversary Date”), then, on the First Anniversary Date, Holdings shall issue to the undersigned, without any further consideration, that number of common shares of Holdings equal to forty percent (40%) of (i) the dollar amount equal to (A) the number of Redemption Shares not so redeemed as of such date multiplied by (B) $10.00 divided by (ii) the 30-Day VWAP as of the First Anniversary Date. Furthermore, if Holdings has still failed to redeem all of the Redemption Shares prior to the two-year anniversary of the Closing Date (the “Second Anniversary Date”), then, on the Second Anniversary Date, Holdings shall issue to the undersigned, without any further consideration, an additional number of common shares of Holdings equal to forty percent (40%) of (x) the dollar amount equal to (A) the number of Redemption Shares not so redeemed as of such date multiplied by (B) $10.00 divided by (y) the 30-Day VWAP as of the Second Anniversary Date. Notwithstanding the foregoing, Holdings shall only be required to issue common shares pursuant to this paragraph to the extent that, at such time, there are authorized common shares of Holdings that have not been issued or reserved for other purposes; provided, however, that Holdings must at all times reserve at least 5,000,000 common shares (subject to stock splits, combinations and the like) for the issuance of common shares pursuant to this paragraph.

As used herein, the “Redemption Price” means, on the applicable date of redemption, a per share price equal to (i) the 30-Day VWAP as of the applicable date of redemption (the “Redemption Date VWAP”) plus (ii) an amount equal (A) to 5% of the Redemption Date VWAP multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the Closing Date until the applicable date of redemption, and the denominator of which is 365.

The parties agree that the Redemption Shares shall be subject to the eCivis Holder Lockup Agreement executed by the undersigned; provided that solely with respect to the Redemption Shares, paragraph number 2 of such eCivis Holder Lockup Agreement shall be deemed to read in its entirety as follows:

“The undersigned shall not Transfer any Holdings Shares (the “Holdings Shares Lock-Up”) until the earlier of (a) ninety (90) days after the Closing and (b) the date on which GTY completes a liquidation, merger, share exchange or other similar transaction that results in all of GTY’s shareholders having the right to exchange Holdings Shares for cash, securities or other property.”

[Signature Page Follows]

IN WITNESS WHEREOF, this letter has been duly executed as of date first set forth above.

By:
Name:

GTY TECHNOLOGY HOLDINGS INC.

By:
Name:
Title:

GTY GOVTECH, INC.

By:
Name:
Title:

[Signature Page to GTY Consideration Waiver]